Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. DECLARES CASH DIVIDEND OF $0.08 PER SHARE

Announces Dividend Policy For Remainder of 2012

Fort Lauderdale, FL, April 23, 2012 – Universal Insurance Holdings, Inc. (“Company”) (NYSE Amex: UVE) announced today that its board of directors declared a cash dividend of $0.08 per share to be paid on July 9, 2012, to shareholders of record on June 26, 2012. The board further indicated that it expects to declare additional quarterly dividends in the same amount to shareholders of record in the third and fourth quarters of 2012. If declared and paid as intended, the annual dividend in 2012 would be $0.34 for each common share, which includes the $0.10 per share dividend paid on April 6, 2012.

The board’s decision to announce proposed dividends for the balance of 2012 reflects its intention to offer shareholder value through the continued payout of cash dividends and to provide investors with its targeted aggregate annual dividend for the year. Declaration and payment of future dividends, however, is subject to the board’s discretion and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company which, through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii and Georgia. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly owned subsidiary, currently writes homeowners multi-peril and inland marine insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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